UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2014

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of January 28, 2014, the Board of Directors of the Company elected John B. Replogle as a member of the Company’s Board of Directors and appointed Mr. Replogle as a member of the Board’s Audit Committee and Governance and Nominations Committee.

The Company will compensate Mr. Replogle for his services as a director in accordance with the Schedule of Compensation for Non-Employee Directors filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 2, 2013 and incorporated by reference herein.  Pursuant to these arrangements, on January 28, 2014, the Company granted Mr. Replogle an option to purchase 4,000 shares of the Company’s common stock at a price of $62.75 per share (the closing price of the Company’s common stock on such date) and issued Mr. Replogle 4,000 restricted stock units to acquire shares of the Company’s common stock.  The Company granted the option and restricted stock units under its 2013 Long-Term Incentive Compensation Plan; each award vests in three equal installments on each of the first, second and third anniversaries of the grant date, subject to continued service with the Company.  In addition, commencing with the Company’s fourth fiscal quarter, the Company will pay Mr. Replogle a cash retainer in advance at the quarterly rate of $8,750 for service as a member of the Board of Directors, $5,000 for service as a member of the Audit Committee, and $1,250 for service as a member of the Governance and Nominations Committee; Mr. Replogle will be paid a portion of the retainer for the Company’s third quarter, prorated based on the number of days remaining in the Company’s third quarter. Mr. Replogle has elected to defer the cash retainers and meeting fees earned pursuant to the Company’s Non-Employee Director Stock Compensation and Deferral Program.

The press release issued by the Company on January 30, 2014 announcing the appointment of Mr. Replogle is included as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 30, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Michael E. McDevitt
Michael E. McDevitt
Executive Vice President and Chief Financial Officer

Date: January 30, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 30, 2014

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